UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2009

Teleflex Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

155 South Limerick Road, Limerick, Pennsylvania		19468
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-948-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2009, Teleflex Incorporated (the "Company") extended the term of its 2006 employment agreement with Jeffrey P. Black for an additional three-year period, through March 2012 (the "Term"). Under the agreement, Mr. Black will continue to serve as our President and Chief Executive Officer during the Term and will receive an annual base salary of at least $900,000. The agreement has been extended on terms substantially similar to those in Mr. Black’s 2006 employment agreement in all material respects, with the following exceptions:

• the Company’s obligation to pay income taxes attributable to reimbursement payments the Company makes to Mr. Black for life insurance premiums under a $1 million individual policy owned by Mr. Black has been eliminated;

• the Company’s obligation to reimburse Mr. Black for any excise taxes that may be imposed on him as a result of any payment or distribution made to Mr. Black in connection with a change in control has been eliminated; and

• a $100,000 limit has been placed on the incremental costs the Company incurs to provide Mr. Black with personal use of our aircraft (his 2006 agreement limited his usage to 50 hours per year, while his new agreement limits usage to the lesser of 50 hours or $100,000 in incremental costs).

The foregoing description is a summary and is qualified in its entirety by reference to Mr. Black's agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement, dated March 26, 2009, between Teleflex Incorporated and Jeffrey P. Black.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teleflex Incorporated

April 1, 2009	By:	Laurence G. Miller

Name: Laurence G. Miller
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated March 26, 2009, between Teleflex Incorporated and Jeffrey P. Black.